Pricing  Supplement  No.  6                      Filing under Rule  424(b)(3)
Dated  January  15,  2002                        Registration File No. 333-85967
Cusip  #  948  74R  BQ8

                           WEINGARTEN REALTY INVESTORS

                           MEDIUM-TERM NOTES, SERIES A

Principal amount:  $35,000,000                   Floating  Rate  Notes:  N/A
Interest Rate (if fixed rate):  6.7%             Interest rate basis:  N/A
Stated Maturity:  January  15,  2014                      Paper Rate
Specified Currency:  U.S.  $                              Prime Rate
Applicable Exchange Rate (if  any):                       LIBOR
     U.S. $1.00  =  N/A                                   Treasury Rate
Issue price (as a percentage of                           CD Rate
     principal amount):  100%                             Federal Funds Rate
Selling Agent's commission (%):  0.625%                   Other
Purchasing Agent's discount                      Index  Maturity:  N/A
     or commission (%):  N/A                     Spread:  N/A
Net proceeds to the Company (%):  99.375%        Spread  Multiplier:  N/A
Settlement date (original                        Maximum  Rate:  N/A
     issue date):01/15/02                        Minimum  Rate:  N/A
Redemption Commencement                          Initial  Interest  Rate:  N/A
     Date (if  any):  N/A                        Interest Reset Date(s):  N/A
Interest Determination Date(s):  N/A             Optional Repayment Date:  N/A
Calculation Date(s):  N/A                        Cusip  #  948  74R  BQ8
Interest Payment Date(s):  3/15,  9/15
Regular Record Date(s):  3/1,  9/1

     Redemption  prices  (if  any):  The  Redemption  Price  shall  initially be
N/A    %  of  the  principal  amount  of  such  Notes  to  be  redeemed.

     If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional  terms:  N/A

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $121,000,000.

     "N/A"  as  used  herein  means  "Not  Applicable."

                               GOLDMAN, SACHS & CO